Exhibit 99.1

CERTARA ANNOUNCES TRANSITION PLAN FOR CHIEF FINANCIAL OFFICER

PRINCETON, N.J. – March 1, 2023 – Certara, Inc. (Nasdaq: CERT), announced today that John Gallagher will succeed Andrew Schemick as Chief Financial Officer, effective April 1, 2023.  Mr. Schemick will transition into a newly created position as Senior Vice President, Corporate Operations and Integration, and he will be focused on supporting John’s transition, and then building operational excellence as Certara continues to grow.

John brings almost 25 years of experience to Certara, most recently serving as the Chief Financial Officer of Cue Health, a publicly traded healthcare technology company. Prior to Cue, John worked for Becton Dickinson (BD) for 9 years, where he served in multiple roles, including CFO of its Medical Segment, Chief Accounting Officer, Corporate Treasurer, and FP&A Leader.  John also brings related experience from General Electric and Ford, where he began his career.

William Feehery, President and Chief Executive Officer, stated, “I am excited to welcome John to the Certara team as we continue executing our business strategy and creating strong value for all stakeholders. John brings extensive financial expertise that we will leverage to drive growth across our business.”

Feehery continued, “I want to thank Andy for his outstanding leadership and financial stewardship as Certara’s CFO over the past nine years, during which time we consummated an initial public offering and multiple equity capitalizations from blue-chip investors. Our partnership has been a great privilege, and I look forward to continuing our work together as Andy takes on a new and critical role focusing on operational synergies and value-enhancing integration work.”

About Certara

Certara accelerates medicines using proprietary biosimulation software, technology and services to transform traditional drug discovery and development. Its clients include more than 2,000 biopharmaceutical companies, academic institutions and regulatory agencies across 62 countries.

Investor Relations Contact:

David Deuchler

Gilmartin Group

ir@certara.com

Media Contact:

Daniel Yunger

Kekst CNC

daniel.yunger@kekstcnc.com